NVR, INC. ANNOUNCES A 31% INCREASE IN EARNINGS PER SHARE

FOR IMMEDIATE RELEASE	Contact: Office:	Dan Malzahn (703) 956-4204

July 20, 2006, Reston, VA—NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced that diluted earnings per share for its second quarter ended June 30, 2006 increased 31% and net income increased 14% when compared to the 2005 second quarter. Net income for the 2006 second quarter was $190,352,000, $28.08 per diluted share, compared to net income of $167,649,000, $21.42 per diluted share, for the same period of 2005. Consolidated revenues for the second quarter of 2006 totaled $1,748,928,000, a 37% increase from $1,277,689,000 for the comparable 2005 quarter.

Homebuilding

New orders in the second quarter of 2006 decreased 13% to 4,204 units, when compared to 4,829 units in the second quarter of 2005. The cancellation rate in the quarter ended June 30, 2006 was 13% compared to 8% in the second quarter of 2005 and 17% in the first quarter of 2006. New orders in the Washington and Baltimore markets declined 27% and 24%, respectively, in the second quarter when compared with the year earlier quarter. The cancellation rate in Washington was 21% in the quarter, an improvement from 26% in the first quarter of 2006, but higher than the 8% cancellation rate in the second quarter of 2005. The cancellation rate in Baltimore was 14% in the quarter compared to 17% in the first quarter of 2006 and 8% in the second quarter of 2005. The average sales price of total new orders in the second quarter of 2006 declined 6% from the second quarter of 2005. The decline is the result of a shift of new orders into lower priced markets in the North and South regions and a 13% decline in average order price in the Washington market as compared to 2005.

Settlements increased in the second quarter of 2006 to 4,297 units, 26% more than the same period of 2005. Homebuilding revenues for the three months ended June 30, 2006 totaled $1,722,797,000, 37% higher than the year earlier period. Income before tax from the homebuilding segment totaled $295,592,000, an increase of 12% when compared to the second quarter of the previous year. Gross profit margins decreased to 24.3% in the 2006 second quarter compared to 27.8% for the same period in 2005. Gross margins were negatively impacted by land deposit write-downs of approximately $26,000,000, primarily in the Washington market. These write-downs lowered gross margins by 151 basis points and reduced diluted earnings per share by $2.34 for the quarter. The Company’s backlog of homes sold but not settled at the end of the 2006 quarter decreased on a unit basis by 7% to 8,864 units and 6% on a dollar basis to $3,798,214,000 when compared to the same period last year.

For the six months ended June 30, 2006, consolidated revenues were $2,953,583,000, 32% higher than the $2,231,121,000 reported for the same period of 2005. Net income for the six months ended June 30, 2006 was $322,912,000, an increase of 13% when compared to the six months ended June 30, 2005. Earnings per diluted share for the six months ended June 30, 2006 was $47.54, an increase of 33% from $35.68 per diluted share for the comparable period of 2005.

Mortgage Banking

Mortgage closed loan production of $1,123,461,000 for the three months ended June 30, 2006 was 31% higher than the same period last year. Operating income contributed by the mortgage banking operations during the second quarter of 2006 increased 29% to $17,486,000, when compared to $13,510,000 reported for the same period of 2005.

Outlook

The Company expects gross margins in the second half of 2006 to continue to be negatively impacted by pricing pressure in many of its markets. The Company updated its full year 2006 guidance on net income to approximately $690,000,000. Full year net income expectations include an after tax expense of approximately $36,000,000 for the implementation of SFAS 123R, Share Based Payment.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Homebuilding:
Revenues	$1,722,797	$1,257,248	$2,906,539	$2,196,500
Other income	2,634	874	5,010	2,933
Cost of sales	(1,304,183)	(907,284)	(2,165,222)	(1,586,831)
Selling, general and administrative	(119,551)	(84,235)	(233,557)	(156,650)

Operating income	301,697	266,603	512,770	455,952
Interest expense	(6,105)	(3,006)	(11,632)	(5,930)

Homebuilding income	295,592	263,597	501,138	450,022

Mortgage Banking:
Mortgage banking fees	26,131	20,441	47,044	34,621
Interest income	1,791	868	3,250	1,784
Other income	383	372	614	587
General and administrative	(9,852)	(7,893)	(19,020)	(14,529)
Interest expense	(967)	(278)	(1,921)	(453)

Mortgage banking income	17,486	13,510	29,967	22,010

Income before taxes	313,078	277,107	531,105	472,032
Income tax expense	(122,726)	(109,458)	(208,193)	(186,453)

Net income	$190,352	$167,649	$322,912	$285,579

Basic earnings per share	$33.27	$26.31	$57.06	$43.84

Diluted earnings per share	$28.08	$21.42	$47.54	$35.68

Basic average shares outstanding	5,722	6,372	5,659	6,515

Diluted average shares outstanding	6,779	7,825	6,792	8,004

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$172,845	$170,090
Receivables	19,172	40,562
Inventory:
Lots and housing units, covered under
sales agreements with customers	947,688	723,657
Unsold lots and housing units	61,619	60,419
Manufacturing materials and other	8,722	9,899

	1,018,029	793,975
Contract land deposits	575,637	549,160
Assets not owned, consolidated
per FIN 46R	262,184	275,306
Property, plant and equipment, net	34,738	31,096
Reorganization value in excess of amounts
allocable to identifiable assets, net	41,580	41,580
Goodwill and other indefinite and definite
life intangibles, net	11,998	12,061
Other assets	176,566	142,851

	2,312,749	2,056,681

Mortgage Banking:
Cash and cash equivalents	3,123	7,436
Mortgage loans held for sale, net	200,251	193,932
Property and equipment, net	1,366	1,003
Reorganization value in excess of amounts
allocable to identifiable assets, net	7,347	7,347
Other assets	2,990	3,189

	215,077	212,907

Total assets	$2,527,826	$2,269,588

(Continued)

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$319,281	$262,086
Accrued expenses and other liabilities	374,668	369,176
Liabilities related to assets not owned,
consolidated per FIN 46R	203,107	215,284
Customer deposits	246,967	256,837
Other term debt	3,200	3,325
Notes payable	—	103,000
Senior notes	200,000	200,000

	1,347,223	1,409,708

Mortgage Banking:
Accounts payable and other liabilities	12,208	25,902
Notes payable	168,188	156,816

	180,396	182,718

Total liabilities	1,527,619	1,592,426

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000
shares authorized; 20,592,640 shares issued
for both June 30, 2006 and December 31, 2005	206	206
Additional paid-in capital	546,709	473,886
Deferred compensation trust – 548,414 and
547,697 shares of NVR, Inc. common stock for
June 30, 2006 and December 31, 2005,
respectively	(79,783)	(76,303)
Deferred compensation liability	79,783	76,303
Retained earnings	2,931,540	2,608,628
Less treasury stock at cost – 14,841,701 and
14,964,482 shares for June 30, 2006 and
December 31, 2005, respectively	(2,478,248)	(2,405,558)

Total shareholders’ equity	1,000,207	677,162

Total liabilities and shareholders’
equity	$2,527,826	$2,269,588

NVR, Inc.
Operating Activity
(unaudited)
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Homebuilding data:
New orders (units)
Washington (1)	981	1,348	1,786	2,259
Baltimore (2)	460	603	918	1,030
North (3)	1,779	1,942	3,370	3,255
South (4)	984	936	1,763	1,597

Total	4,204	4,829	7,837	8,141

Average new order price	$384.7	$408.1	$386.0	$405.4
Settlements (units)
Washington (1)	1,074	977	1,819	1,606
Baltimore (2)	566	317	1,031	658
North (3)	1,801	1,379	2,939	2,398
South (4)	856	743	1,494	1,369

Total	4,297	3,416	7,283	6,031

Average settlement price	$400.3	$366.8	$398.5	$363.2
Backlog (units)
Washington (1)			2,716	3,206
Baltimore (2)			960	1,188
North (3)			3,498	3,606
South (4)			1,690	1,554

Total			8,864	9,554

Average backlog price			$428.5	$421.0
Community count (average)	618	504	598	493
Lots controlled at end of period			104,000	97,000
Mortgage banking data:
Loan closings	$1,123,461	$857,821	$1,860,243	$1,472,313
Capture rate	87%	88%	86%	88%
Common stock information:
Shares outstanding at end of period			5,750,939	6,345,446
Weighted average basic shares outstanding	5,722,000	6,372,000	5,659,000	6,515,000
Weighted average diluted shares outstanding	6,779,000	7,825,000	6,792,000	8,004,000
Number of shares repurchased	—	190,700	161,856	506,150
Aggregate cost of shares repurchased	$—	$146,910	$120,817	$395,316

(1)	Washington, D.C. metropolitan area and adjacent counties in Maryland, Virginia and West Virginia

(2)	Baltimore, MD metropolitan area and adjacent counties in Pennsylvania

(3)	Delaware, Maryland Eastern Shore, New Jersey, New York, Ohio, Pennsylvania, Michigan, and Kentucky

(4)	North Carolina, South Carolina, Tennessee and Richmond, VA